NLI REPORTS THIRD QUARTER 2026 RESULTS

DALLAS, TEXAS – November 5, 2026 – NLI Holdings, Inc. (NYSE: NL) reported net income attributable to NLI stockholders of $12.7 million, or $.26 per share, in the third quarter of 2026 compared to a net loss of $7.8 million, or $.16 per share, in the third quarter of 2025. NLI’s results include an unrealized gain of $.9 million in the third quarter of 2026 related to the change in value of marketable equity securities compared to an unrealized loss of $.5 million in the third quarter of 2025. For the first nine months of 2026, NLI reported net income attributable to NLI stockholders of $26.0 million, or $.53 per share, compared to a net loss of $6.8 million, or $.14 per share for the first nine months of 2025. NLI results include an unrealized gain of $4.0 million in the first nine months of 2026 related to the change in value of marketable equity securities compared to an unrealized loss of $9.1 million in the first nine months of 2025.

CompX’s net sales were $44.0 million for the third quarter of 2026 compared to $40.0 million in the third quarter of 2025 and $128.2 million for the first nine months of 2026 compared to $120.6 million for the same prior year period. CompX’s net sales for the third quarter of 2026 increased over the comparable 2025 period primarily due to higher Marine Components sales to the towboat and industrial markets, and to a lesser extent, higher Security Products sales to the healthcare and tool storage markets. CompX’s net sales for the first nine months of 2026 increased over the comparable 2025 period due to higher Marine Components sales to the industrial market and higher Security Products sales to various markets including the healthcare, tool storage, transportation and distribution markets. CompX’s segment profit was $6.4 million for the third quarter of 2026 compared to $4.8 million for the third quarter of 2025 and $22.4 million for the first nine months of 2026 compared to $17.0 million for the same prior year period. CompX’s segment profit increased in the third quarter and for the first nine months of 2026 compared to the same periods in 2025 due to higher sales and gross margin at Security Products and Marine Components.

NLI recognized equity in earnings of Kronos of $10.6 million in the third quarter of 2026 compared to equity in losses of $11.3 million in the third quarter of 2025. NLI recognized equity in earnings of $13.8 million in the first nine months of 2026 compared to equity in losses of $8.6 million in the same period of 2025. Kronos’ net sales of $541.1 million in the third quarter of 2026 were $84.2 million, or 18%, higher than in the third quarter of 2025. Kronos’ net sales of $1.6 billion in the first nine months of 2026 were $167.9 million, or 12%, higher than the first nine months of 2025. Kronos’ net sales increased in the third quarter of 2026 compared to the same period of 2025 primarily due to market share gains in its European and North American markets, reflecting the effect of anti-dumping duties that remain in effect in certain markets and changing supply conditions, and higher average TiO2 selling prices. Kronos’ net sales increased during the first nine months of 2026 compared to the same period of 2025 primarily due to market share gains in its European and North American markets previously noted and by changes in currency exchange rates (primarily the euro), which it estimates increased its net sales by approximately $39 million. Kronos started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, its average TiO2 selling prices have increased 11% during the first nine months of 2026. Throughout this period, Kronos successfully implemented price increases and surcharges in response to rising operating costs, including energy and distribution costs. As a result, Kronos’ average TiO2 selling prices for the first nine months of 2026 were 1% lower than the corresponding period of 2025, while its average TiO2 selling prices for the third quarter of 2026 were 5% higher than in the third quarter of 2025. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the third quarter of 2026 was $57.9 million as compared to a loss of $19.2 million in the third quarter of 2025. For the first nine months of 2026, Kronos’ income from operations was $108.1 million as compared to $26.6 million in the first nine months of 2025. Kronos’ income from operations increased in both the third quarter and first nine months of 2026 compared to corresponding 2025 periods primarily due to higher sales volumes and higher production rates resulting in reduced unabsorbed fixed production costs, lower raw material costs (primarily feedstock) and lower production costs primarily driven by the cost reduction initiatives implemented in the fourth quarter of 2025. These favorable factors were partially offset by higher energy and distribution costs as well as the unfavorable impact on changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased

Kronos’ income from operations by approximately $5 million in the third quarter of 2026 and approximately $23 million in the first nine months of 2026 compared to the same prior year periods.

Corporate expenses increased $.2 million in the third quarter of 2026 compared to the third quarter of 2025 primarily due to higher environmental remediation and related costs. Corporate expenses decreased $.2 million in the first nine months of 2026 compared to the same period of 2025 primarily due to lower environmental remediation and related costs, partially offset by higher general and administrative costs. Interest and dividend income decreased in the third quarter of 2026 compared to the third quarter of 2025 due to decreased interest rates. Interest and dividend income decreased in the first nine months of 2026 compared to the same period of 2025 primarily due to decreased average investment balances and lower average interest rates. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Net income attributable to NLI stockholders for the third quarter and the first nine month of 2026 includes income of $3.7 million ($2.9 million, or $.06 per share, net of tax) due to Kronos’ non-cash deferred income tax benefit related to proposed currency regulations under §987 released in August 2026. Net income attributable to NLI stockholders for the first nine months of 2026 includes expense of $.6 million ($.5 million, or $.01 per share, net of tax) related to Kronos’ recognition of an uncertain tax position related to a German tax audit.

Net loss attributable to NLI stockholders for the third quarter and the first nine month of 2025 includes expense of $5.9 million ($4.7 million, or $.10 per share, net of tax) related to Kronos’ non-cash deferred income tax expense reflecting the impact of the rate reduction on its net German deferred tax asset, and income of $1.1 million ($.9 million, or $.02 per share, net of tax) due to Kronos’ recognition of a non-cash gain resulting from the remeasurement of its earn-out liability related to its 2024 acquisition of the remaining ownership interest in Louisiana Pigment Company, L.P.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) or the implementation of tariffs on imported raw materials and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);

●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Our ability to retain key customers;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	Pricing pressure and changes in industry supply and production levels;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);

●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its production process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NLI Holdings, Inc. is engaged in component products (security products, recreational marine components and custom metal fabricated parts) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NLI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026
Net sales	$40.0	$44.0	$120.6	$128.2
Cost of sales	29.0	31.0	84.5	86.4

Gross margin	11.0	13.0	36.1	41.8

Selling, general and administrative expense	6.2	6.6	19.1	19.4
Corporate expense	(3.0)	(3.2)	(9.2)	(9.0)

Income from operations	1.8	3.2	7.8	13.4

Equity in earnings (losses) of Kronos Worldwide, Inc.	(11.3)	10.6	(8.6)	13.8

Other income (expense):
Interest and dividend income	2.1	1.2	5.6	3.6
Marketable equity securities	(.5)	.9	(9.1)	4.0
Other components of net periodic pension and OPEB cost	(.3)	—	(.9)	—
Interest expense	—	—	(.7)	—

Income (loss) before income taxes	(8.2)	15.9	(5.9)	34.8

Income tax expense (benefit)	(.9)	2.5	(.9)	6.4

Net income (loss)	(7.3)	13.4	(5.0)	28.4

Noncontrolling interest in net income of subsidiary	.5	.7	1.8	2.4

Net income (loss) attributable to NLI stockholders	$(7.8)	$12.7	$(6.8)	$26.0

Net income (loss) per share attributable to NLI stockholders	$(.16)	$.26	$(.14)	$.53

Weighted average shares used in the calculation of net income per share	48.9	48.9	48.9	48.9

NLI HOLDINGS, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(Unaudited)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026
CompX segment profit	$4.8	$6.4	$17.0	$22.4
Corporate expense	(3.0)	(3.2)	(9.2)	(9.0)

Income from operations	$1.8	$3.2	$7.8	$13.4

IMPACT OF PERCENTAGE CHANGE IN KRONOS’ NET SALES

(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2026 vs. 2025	2026 vs 2025

Percentage change in net sales:
TiO2 sales volume	14%	11%
TiO2 product pricing	5	(1)
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	—	3

Total	18%	12%